UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                       Securities and Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss. 240.14a-12

                                CBRL Group, Inc.
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              (Name of the Registrant as Specified In Its Charter)


                                       N/A
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box): [X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


         1) Title of each class of securities to which transaction applies:

                                       N/A
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         2) Aggregate number of securities to which transaction applies:

                                       N/A
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         3) Per unit price or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                                       N/A
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         4) Proposed maximum aggregate value of transaction:

                                       N/A
--------------------------------------------------------------------------------


         5)Total fee paid:
                                       N/A
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


         1) Amount Previously Paid:

                                       N/A
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         2) Form, Schedule or Registration Statement No.:

                                       N/A
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         3) Filing Party:

                                       N/A
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         4) Date Filed:

                                       N/A
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



                           [Logo of CBRL Group, Inc.]



Dear Shareholder:

     We have enclosed with this letter the Proxy Statement for our 2005 Annual Meeting of Shareholders and our 2005 Annual Report. We hope you find them interesting and useful in understanding your company.

     This year's Annual Meeting will be held on Tuesday, November 22, 2005, at 10:00 a.m. Central Time, at our offices at 305 Hartmann Drive, Lebanon, Tennessee 37087, and you are most welcome to attend.

     At this year's meeting, you will have an opportunity to vote on the election of 11 directors and approve the selection of Deloitte & Touche LLP as CBRL's independent registered public accounting firm. We will discuss CBRL and its performance during the past fiscal year, particularly commenting on the results of business operations of our Cracker Barrel Old Country Store(R) and Logan's Roadhouse(R) restaurants. Representatives from our independent registered public accounting firm also will be available at the meeting, and we will try to answer your appropriate questions as well as we can following our report.

     Your interest in CBRL and your vote are very important to us, so please review the Proxy Statement and our Annual Report in detail and return your proxy card as soon as possible. We want your vote to be represented at the Annual
Meeting. For those of you who plan to visit with us in person at the Annual Meeting, we look forward to seeing you, and please have a safe trip.

                                 Sincerely,

                                 /s/ Michael A. Woodhouse

                                 Michael A. Woodhouse
October 21, 2005                 Chairman, President and Chief Executive Officer

                           [Logo of CBRL Group, Inc.]





                               305 Hartmann Drive
                            Lebanon, Tennessee 37087

                    Notice of Annual Meeting of Shareholders

                    DATE:            Tuesday, November 22, 2005


                    TIME:            10:00 a.m. Central Time


                   PLACE:            305 Hartmann Drive
                                     Lebanon, Tennessee 37087


       ITEMS OF BUSINESS:            1)  to elect 11 directors;
                                     2)  to approve the  selection of Deloitte &
                                         Touche    LLP   as   our    independent
                                         registered  public  accounting firm for
                                         the 2006 fiscal year; and
                                     3)  to  conduct  other  business   properly
                                         brought before the meeting.


            WHO MAY VOTE:            You may vote if you were a shareholder of
                                     record on September 23, 2005.


        DATE OF MAILING:             This Proxy Statement and the form of proxy
                                     are first being mailed to shareholders on or about October 21, 2005.

                                     By Order of the Board of Directors,

                                     /s/ N.B. Forrest Shoaf

                                     N.B. Forrest Shoaf
                                     Secretary

                                     Lebanon, Tennessee
                                     October 21, 2005

                                TABLE OF CONTENTS

GENERAL INFORMATION...........................................................1

VOTING MATTERS................................................................3

PROPOSAL 1:  ELECTION OF DIRECTORS............................................6

BOARD OF DIRECTORS AND COMMITTEES............................................12

EXECUTIVE COMPENSATION.......................................................15
     Summary Compensation Table..............................................16
     Option Grants In Last Fiscal Year.......................................17
     Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End
             Option Values...................................................17
     Equity Compensation Plan Information....................................18
     Do any named executive officers have employment agreements?.............19
     What are the terms of Mr. Woodhouse's employment agreement?.............19
     Who negotiated the terms of Mr. Woodhouse's employment agreement?.......20
     Does CBRL have any other agreements with its named executive officers?..20
     What are the material terms of the change in control agreements?........21
     Has the Board adopted a code of ethics for senior financial officers?...21
     Compensation Committee Interlocks and Insider Participation.............21
     Section 16(a) Beneficial Ownership Reporting Compliance.................21

COMPENSATION AND STOCK OPTION COMMITTEE REPORT...............................23

AUDIT COMMITTEE REPORT.......................................................28

CERTAIN TRANSACTIONS.........................................................30

SHAREHOLDER RETURN PERFORMANCE GRAPH.........................................31

SHAREHOLDER RETURN PERFORMANCE GRAPH.........................................31

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..................32

PROPOSAL 2: APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
               FIRM..........................................................34

FEES PAID TO AUDITORS........................................................35

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING................................36

SHAREHOLDER COMMUNICATIONS...................................................36

ANNUAL REPORT AND FINANCIAL INFORMATION......................................36

OTHER BUSINESS...............................................................37

Appendix A-- Form of Proxy Card.............................................A-1

GENERAL INFORMATION

--------------------------------------------------------------------------------

What is this document?

     This document is the Proxy Statement of CBRL Group, Inc. being sent in connection with our Annual Meeting of Shareholders to be held on Tuesday, November 22, 2005. A form of proxy card accompanies this document.

     We have tried to make this document simple and easy to understand. The Securities and Exchange Commission ("SEC") encourages companies to use "plain English" and we will always try to communicate with you clearly and effectively. We will refer to your company throughout as "we," "us," the "Company" or "CBRL."


Is there any other information that I should be receiving?

     Yes. Along with your Proxy Statement, you should receive a copy of our 2005 Annual Report, which contains financial and other information about the Company and our most recently completed fiscal year, which ended July 29, 2005. References in this document to a year (e.g., 2005), unless the context clearly requires otherwise, shall mean and be deemed a reference to the Company's fiscal year that ended on the Friday closest to July 31 of that year.


Why am I receiving a proxy statement?

     We are sending this Proxy Statement and the form of proxy card to you to solicit your proxy (i.e., your permission) to vote your shares of CBRL stock upon certain matters at the Annual Meeting. We are required by law to convene an annual meeting of our shareholders at which directors are elected. Because our shares are widely held, it would be impractical, if not impossible, for our shareholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our shareholders. United States federal securities laws require us to send you this Proxy Statement and specify the information contained in them.


Who is paying the costs of the proxy statement and the solicitation of my proxy?

     CBRL will pay all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, and all costs of any proxy solicitor we employ.


Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

     Your proxy is being solicited by and on behalf of our Board of Directors. In addition to solicitation by use of the mails, proxies may be solicited by our officers and employees in person or by telephone, facsimile or other means of communication. Our officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.

     We retain Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee to assist in the management of our investor relations and other shareholder communications issues. Corporate Communications, Inc. receives a fee of approximately $2,000 per month, plus reimbursement of out-of-pocket expenses. As part of its duties, Corporate Communications, Inc. assists us in the general solicitation of proxies.

     We may also employ a professional proxy solicitation service, and we will pay all costs of that solicitor.

     We will employ SunTrust Bank-Atlanta to receive and tabulate the proxies, and independent inspectors of election will certify the results.


What is CBRL Group, Inc.?

     We are the parent of two wholly-owned subsidiaries, Cracker Barrel Old Country Store, Inc. ("Cracker Barrel") and Logan's Roadhouse, Inc. ("Logan's"). Each of these companies is a Tennessee corporation. Through Cracker Barrel, we also own a number of related operating companies.


Where is CBRL Group, Inc. located?

     Our corporate headquarters are located at 106 Castle Heights Avenue North, Lebanon, Tennessee 37087. We conduct our business from there, from Cracker Barrel's offices located at 305 Hartmann Drive, Lebanon, Tennessee 37087 and from Logan's offices located at 3011 Armory Drive, Suite 300, Nashville, Tennessee 37204. Our telephone number is 615.443.9869.


Where is CBRL Group, Inc. common stock traded?

     Our common stock is traded and quoted on The Nasdaq National Market ("Nasdaq") under the symbol "CBRL."

VOTING MATTERS

--------------------------------------------------------------------------------

What am I voting on?

     You will be voting on the following:

        -the  election of 11  directors;
        -the approval of the appointment of our independent registered public accounting firm, Deloitte & Touche LLP; and
        -any other matter properly brought before the Annual Meeting.


Who is entitled to vote?

     You may vote if you owned shares of CBRL common stock at the close of business on September 23, 2005. Each share of stock is entitled to one vote. As of September 23, 2005, there were 46,671,158 shares of CBRL common stock outstanding.


How do I vote?

     In addition to voting in person at the meeting, you may vote:

        - by completing, signing and returning the enclosed proxy card in the postage-paid envelope;

        -for shares held in a broker's name, over the Internet at the address shown in the information provided with your broker's vote instruction form (if you have access to the Internet, we encourage you to vote in this manner); or

        -for shares held in a broker's name, by telephone through the number shown in the information provided with your broker's vote instruction form.

     The availability of telephone and Internet voting depends on the voting processes of your broker. Neither telephone nor Internet voting is available to you if you hold shares directly in your name. Please follow the directions on your proxy card or vote instruction form carefully.

     In order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by proxy even if you plan to be present at the Annual Meeting.


How will my proxy be voted?

     The individuals named on the proxy card will vote your proxy in the manner you indicate on the proxy card. If your proxy card is signed but does not contain specific instructions, your proxy will be voted: "FOR" all nominees in the election of directors and "FOR" approval of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Can I change my mind and revoke my proxy?

     Yes. To revoke a proxy given pursuant to this solicitation, you must:

        -sign another proxy with a later date and return it to our Corporate
         Secretary at CBRL Group, Inc., P.O. Box 787, Lebanon, Tennessee 37088-0787 at or before the Annual Meeting;

        -provide our Corporate Secretary with a written notice of revocation dated later than the date of the proxy at or before the Annual Meeting; or

        -attend the Annual Meeting and vote in person. Note that attendance at the Annual Meeting will not revoke a proxy if you do not actually vote at the Annual Meeting.


What if I receive more than one proxy statement or proxy card?

     The receipt of multiple proxy statements or proxy cards means that you have more than one account with brokers or our transfer agent. Please vote all of your shares. We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is SunTrust Bank-Atlanta, which may be contacted at 1.800.568.3476.


How will abstentions and broker non-votes be treated?

     Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.


What are broker non-votes?

     If you are the beneficial owner of shares held in "street name" by a broker, your broker is the record holder of the shares; however, the broker is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker may vote the shares with respect to "discretionary" items, (i.e., routine matters such as uncontested elections of directors and appointment of the independent registered public accounting firm), but the broker may not vote your shares with respect to "non-discretionary" items, such as incentive compensation plans that authorize grants of stock and stock options that exceed 5% of the class outstanding, and shareholder proposals. In the case of non-discretionary items, shares for which the owner has not given voting instructions will be treated as "broker non-votes." To avoid giving them the effect of negative votes, broker non-votes are disregarded for the purpose of determining the total number of votes cast or entitled to vote with respect to a proposal.

How many votes must be present to hold the Annual Meeting?

     A quorum must be present at the Annual Meeting for any business to be conducted. A quorum exists if the holders of a majority of the 46,671,158 shares of CBRL common stock outstanding on September 23, 2005 are present at the meeting, in person or by proxy.


How many votes are needed to elect directors and approve other matters?

     Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at the Annual Meeting. This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees.

     Except for the election of directors, each proposal submitted to the shareholders at the Annual Meeting will be approved if the number of votes cast for the proposal exceeds the number of votes cast against it.


Will my vote be confidential?

     Yes. We will continue our practice of keeping the votes of all shareholders confidential. Shareholder votes will not be disclosed to our directors, officers, employees or agents, except:

        -to allow the independent inspectors of election to certify the results;

        -as necessary to meet applicable legal requirements and to assert or defend claims for or against us;

        -in the case of a contested proxy solicitation; or

        -when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.

PROPOSAL 1:  ELECTION OF DIRECTORS

--------------------------------------------------------------------------------


What is the structure of the Board of Directors?

     Pursuant to our Bylaws, our Board of Directors must consist of at least five directors, but the exact number is set by the Board. The Board of Directors currently has fixed the size of the Board at eleven. All current directors are standing for re-election. All directors are elected annually by our shareholders.


Who are the nominees this year?

     The nominees for the Board of Directors consist of the eleven current directors. These nominees are: James D. Carreker, Robert V. Dale, Richard J. Dobkin, Robert C. Hilton, Charles E. Jones, Jr., B. F. "Jack" Lowery, Martha M. Mitchell, Erik Vonk, Andrea M. Weiss, Jimmie D. White and Michael A. Woodhouse. If elected, each nominee would hold office until the 2006 Annual Meeting of Shareholders and until his or her successor is elected and qualified.


What are the backgrounds of this year's nominees?


Name, Age, Position                        First Became           Business Experience During
with CBRL                                  a Director             Past Five Years
------------------------------------------------------------------------------------------------------------------------------------

James D. Carreker, 58                      2002                   Chairman of the Board of The Bombay Company, Inc.,
Director                                                          a home-furnishing retail chain, Fort Worth, TX,
                                                                  since December 2002  and  CEO since June 2003;
                                                                  Founder and owner, JDC Holdings, Inc., a private
                                                                  equity and investment firm,  Dallas, TX, since
                                                                  October 2000; Chairman and CEO, Wyndham Hotels,
                                                                  a hotel and resort operator and developer, Dallas,
                                                                  TX, from 1995 to October 2000, and President and CEO
                                                                  from 1988 to 1995; Presidentand CEO, Trammell Crow
                                                                  Company, Dallas, TX, in 1993-1994; Director, Carreker
                                                                  Corporation since 1984.

Robert V. Dale, 68                         1986                   Retired; President, Windy Hill Pet Food Company,
Director                                                          Nashville, TN, from March 1995 until its sale in
                                                                  July 1998; Partner in PFB Partnership, Nashville,
                                                                  TN, from August 1994 to March 1995; President of
                                                                  Martha White Foods, Inc., Nashville, TN, from

                                       6

Name, Age, Position                        First Became           Business Experience During
with CBRL                                  a Director             Past Five Years
------------------------------------------------------------------------------------------------------------------------------------

                                                                  October 1985 to August 1994; Director, Genesco,
                                                                  Inc. since June 2000.  Mr. Dale serves as our
                                                                  Lead Independent Director.

Richard J. Dobkin, 60                      2005                   Retired; Managing Partner of the Tampa, FL office
Director                                                          of Ernst & Young, LLP, an independent registered
                                                                  public accounting firm, from 1987 until June
                                                                  2005.  Mr. Dobkin was elected to the Board in
                                                                  2005 to fill a vacancy created by an expansion in
                                                                  the size of the Board.

Robert C. Hilton, 68                       1981                   President, Autumn Capital, an investment firm,
Director                                                          Nashville, TN, since August 1999; Chairman,
                                                                  President and CEO, Home Technology Healthcare,
                                                                  Inc., Nashville, TN, from October 1991 to August 1999.

Charles E. Jones, Jr., 60                  1981                   President, Corporate Communications, Inc., an
Director                                                          investor/shareholder communications and public
                                                                  relations firm, Nashville, TN.

B. F. "Jack" Lowery, 68                    1971                   Attorney; Chairman and CEO, LoJac Companies,
Director                                                          Inc., an asphalt manufacturing, paving, highway
                                                                  construction, building materials supplier and
                                                                  contractor, Lebanon, TN; General Counsel, Cracker
                                                                  Barrel Old Country Store, Inc. 1971-1997.

Martha M. Mitchell, 65                     1993                   Retired; Senior Vice President Fleishman-Hillard,
Director                                                          Inc., an international communications consulting
                                                                  and public relations firm, St. Louis, MO, from
                                                                  January 1987 until July 2005.

Erik Vonk, 52                              2005                   Chairman and CEO, Gevity HR, Inc., a human
Director                                                          resource company, Bradenton, FL, since April
                                                                  2002; Retired from June 2001 to April 2002;
                                                                  President and CEO, Randstad North America, Inc.,
                                       7

Name, Age, Position                        First Became           Business Experience During
with CBRL                                  a Director             Past Five Years
------------------------------------------------------------------------------------------------------------------------------------

                                                                  an international staffing company, Atlanta, GA,
                                                                  from June 1992 to February 2001; Director, Danka
                                                                  Business Systems, PLC since January 2004.  Mr.
                                                                  Vonk was elected to the Board in 2005 to fill a
                                                                  vacancy created by an expansion in the size of
                                                                  the Board.

Andrea M. Weiss, 50                        2003                   President and CEO of Retail Consulting, LLC, a
Director                                                          retail consulting firm, since October 2002;
                                                                  President of dELiA*s Corp., a multichannel
                                                                  retailer to teenage girls and young women, from
                                                                  May 2001 to October 2002; Executive Vice
                                                                  President and Chief Store Officer of The Limited,
                                                                  Inc. and Intimate Brands, Inc., units of Limited
                                                                  Brands, Inc., a women's retailer, from May 1998
                                                                  to February 2001; Director, Tabi International,
                                                                  Inc. since 2004; Director, eDiets.com, Inc. since
                                                                  July 2004.

Jimmie D. White, 64                        1993                   Retired; Senior Vice President - Finance and CFO
Director                                                          of the predecessor to CBRL from 1985 to December 1995.

Michael A. Woodhouse, 60                   1999                   Chairman of the Board since November 23, 2004 and
Director, Chairman of the Board,                                  President and CEO of CBRL since August 4, 2001;
President and Chief Executive Officer                             President and COO of CBRL from July 2000 through
                                                                  August 3, 2001; Executive Vice President and COO of CBRL
                                                                  from July 1999 to July  2000; Senior Vice President and
                                                                  CFO of CBRL from January 1999 to July 1999; Senior
                                                                  Vice President Finance and CFO of Cracker Barrel Old
                                                                  Country Store, Inc., from December 1995 to December 1998.

What if a nominee is unwilling or unable to serve?

     If a director nominee becomes unwilling or unable to serve, proxies may be voted for a substitute nominee designated by our Board of Directors.


Are there any family relationships between any of the nominees?

     There are no family relationships between any of the nominees or executive officers.


Are the members of our Board "independent"?

     A majority of our Board members are "independent" in accordance with Nasdaq's listing standards and our Corporate Governance Guidelines, which are posted on our Internet website at cbrlgroup.com.


Are the members of our Board required to attend the annual shareholder meetings?

     Our Board has adopted a policy that requires all directors to attend the annual shareholder meetings unless attendance is not feasible owing to unavoidable circumstances. All Board members who were members at that time attended our 2004 Annual Meeting of Shareholders.


How are directors nominated?

     The Nominating and Corporate Governance Committee of our Board of Directors is responsible for identifying and recommending to the Board all persons to be nominated to serve as a director of CBRL. The committee will consider director candidates timely submitted by our shareholders in accordance with the notice provisions as discussed below under "Can shareholders recommend nominees for directors?". The committee applies the same criteria to the evaluation of shareholder-nominated director candidates as it applies to other director candidates. Our Board is responsible for nominating the slate of directors for the Annual Meeting, upon the committee's recommendation.


How are nominees identified?

     All director nominees are current directors who are standing for re-election. Generally, when there is a vacancy to be filled on the Board of Directors, the Nominating and Corporate Governance Committee retains a third-party search firm to assist in identifying candidates to fill the vacancy. That search firm reports directly to the committee. The main functions served by the search firm include identifying potential candidates who meet the qualification and experience requirements described below, as well as compiling information regarding each candidate's qualifications, experience and independence and conveying the information to the committee.

How are nominees evaluated; what are the minimum qualifications?

     The Nominating and Corporate Governance Committee identifies, recruits and recommends to the Board only those candidates that the committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board. We endeavor to have a Board representing diverse experience at policy-making levels in business, marketing, finance and other areas that are relevant to our business. The committee recommends candidates, including those submitted by shareholders, only if the committee believes the candidate's knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all of our shareholders. A majority of the Board must consist of independent directors (as defined by Nasdaq's listing standards and our Corporate Governance Guidelines). No person who has reached the age of 70 is eligible for appointment, election or re-election as a director unless that ineligibility is waived by a majority of the remaining members of the Board.

     The committee assesses a candidate's independence, background and experience, as well as the current Board skill needs and diversity. With respect to incumbent directors selected for re-election, the committee also assesses each director's contributions, attendance record at Board and applicable committee meetings and the suitability of continued service. In addition, individual directors and any person nominated to serve as a director should possess all of the following personal characteristics and be in a position to devote an adequate amount of time to the effective performance of director duties: integrity and accountability, informed judgment, financial literacy, cooperative behavior, record of achievement, loyalty, and ability to consult and advise.


Can shareholders recommend nominees for directors?

     Shareholders can recommend nominees for directors. If a shareholder wishes to recommend a candidate for director, the shareholder must provide notice in writing to the Chair of the Nominating and Corporate Governance Committee, CBRL Group, Inc., c/o Corporate Secretary, P. O. Box 787, Lebanon, TN, 37088-0787. For consideration at the 2006 Annual Meeting, the notice must be received by June 23, 2006. The notice must provide the following information for each proposed nominee who is not an incumbent director that the shareholder wishes to nominate:

        -the name, age, business address and residence address of the person;

        -the principal occupation or employment of the person;

        -the number of shares of common stock that are owned beneficially or of record by the person; and

        -any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the "Exchange Act") and related rules and regulations.

The notice must also provide the following information about the shareholder giving the notice:

        -the name and record address of the shareholder;

        -the number of shares of common stock that are owned beneficially or of record by the shareholder;

        -a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder;

        -a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person named in the notice; and

        -any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and related rules and regulations.

The notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. No director candidates were recommended by our shareholders for election at the 2005 Annual Meeting.


What does the Board of Directors recommend?

     Our Board of Directors recommends that you vote FOR the election of these nominees.

BOARD OF DIRECTORS AND COMMITTEES

--------------------------------------------------------------------------------


How are directors compensated?

     During 2005, each outside director was paid an annual retainer of $30,000 plus a director's fee of $1,500 for each Board or committee meeting attended, other than the Audit Committee and the Compensation and Stock Option Committee members who were paid $2,000 for each committee meeting attended. The chair of each committee, other than the Audit Committee and the Compensation and Stock Option Committee, has been paid an additional annual retainer of $5,000, while the chair of each of the Audit Committee and the Compensation and Stock Option Committee has been paid an additional annual retainer of $10,000. In addition, our lead independent director received an additional retainer of $12,000. We reimburse all non-employee directors for out-of-pocket expenses incurred in connection with attendance at meetings. Directors who also are employees of CBRL are not paid director's fees or a retainer.

     Beginning in 2006, each outside director will be paid an annual retainer of $45,000, and the lead independent director shall be paid an annual retainer of $75,000. The chair of each committee, other than the Audit Committee and the Compensation and Stock Option Committee, shall be paid an additional annual retainer of $8,000, while the chair of the Audit Committee and the Compensation and Stock Option Committee shall be paid an additional annual retainer of $18,000 and $13,000, respectively. No meeting fees other than for committee meetings shall be paid. For each committee meeting attended, each director shall receive a fee of $1,500, other than the Audit Committee and the Compensation and Stock Option Committee members who shall be paid $2,000 for each committee meeting attended. All non-employee directors will be reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings. Directors who also are employees of CBRL will not be paid director's fees or a retainer.

     Directors also are offered the option to participate in our Deferred Compensation Plan. The Deferred Compensation Plan allows a participant to defer a percentage or sum of his or her compensation and earn interest on that deferred compensation at a rate equal to the 10-year Treasury bill rate (as in effect at the beginning of each calendar quarter) plus 1.5%.

     Pursuant to our CBRL 2002 Omnibus Incentive Compensation Plan, as amended (the "Omnibus Plan"), as of the 2005 Annual Meeting, each non-employee director who is elected at the Annual Meeting shall receive an option to purchase 1,000 shares of CBRL common stock at fair market value, 1/3 of which will vest and become exercisable each year beginning on the first anniversary date of the option grant date, and a grant of 2,000 shares of restricted stock that vests in its entirety three years from the date of the grant.

     Also pursuant to the Omnibus Plan, each non-employee director who is elected or appointed to our Board between annual meetings of our shareholders and prior to the July 31 immediately preceding the first annual meeting of shareholders following the election or appointment will receive an option to purchase 1,000 shares of CBRL common stock at fair market value, 1/3 of which will vest and become exercisable each year beginning on the first anniversary date of the option grant, and a grant of 2,000 shares of restricted stock that vests in its entirety three years from the date of the grant.

     Mr. Woodhouse, our Chairman of the Board, President and Chief Executive Officer, is compensated pursuant to his employment agreement and certain benefit plans described below under "Executive Compensation."


How often did the Board of Directors meet in 2005?

     Our Board of Directors met seven times during 2005. Each director attended at least 75% of the combined total of all meetings of the Board and all meetings of the committee(s) on which he or she served.


What are the committees of the Board?

     Our Board has the following standing committees: Audit, Compensation and Stock Option, Nominating and Corporate Governance, Public Responsibility, and Executive. All members of the Nominating and Corporate Governance Committee and the Audit Committee are independent under Nasdaq's listing standards and our Corporate Governance Guidelines, and our Board has adopted a written charter for each of these committees. A copy of the Nominating and Corporate Governance Committee Charter, the Corporate Governance Guidelines and the Audit Committee Charter are posted on CBRL's Internet website at cbrlgroup.com. Current information regarding all of our standing committees is set forth below.



Name of                                  Functions of                                         Number of Meetings in
Committee & Members                      the Committee                                        2005
-------------------------------------------------------------------------------------------------------------------


AUDIT:                                   o  Appoints and oversees outside auditors             12
   Robert C. Hilton, Chair               o  Acts as liaison between the Board and
   James D. Carreker                        outside auditors
   Robert V. Dale                        o  Discusses the independence of our outside
   Jimmie D. White                          auditors
                                         o  Responsible for developing procedures to
                                            receive information and address complaints
                                            regarding the status of our financial
                                            condition and effectiveness of our
                                            internal controls or audit process
                                         o  Reviews internal accounting controls
                                            and systems, including internal audit plan
                                         o  Reviews results of the annual audit and
                                            related financial reports
                                         o  Reviews quarterly earnings press releases
                                            and financial results

                                       13

Name of                                  Functions of                                         Number of Meetings in
Committee & Members                      the Committee                                        2005
-------------------------------------------------------------------------------------------------------------------
                                         o  Reviews our significant accounting
                                            policies and any changes to those policies
                                         o  Pre-approves new or renewal transactions
                                            between the Company and related parties and
                                            annually reviews and confirms on-going
                                            contractual or lease obligations
                                         o  Sole authority to hire, terminate, and
                                            approve compensation for Director of
                                            Internal Audit
                                         o  Sole authority to hire, terminate and
                                            approve payments to the independent
                                            registered public accounting firm
                                         o  Determines financial expertise and
                                            continuing education requirements of
                                            members

COMPENSATION AND STOCK OPTION:           o  Reviews and recommends salaries,                     6
  Robert V. Dale, Chair                     bonuses and other cash compensation of
  James D. Carreker                         executive officers
  Andrea M. Weiss                        o  Administers compensation plans for
  Jimmie D. White                           executive officers, and approves all
                                            option grants and stock grants
                                         o  Reviews executive management's
                                            performance, particularly with respect to
                                            financial goals for the concluding fiscal
                                            year

NOMINATING AND CORPORATE GOVERNANCE:     o  Considers and recommends to the Board                7
  Robert V. Dale, Chair                     nominees for director
  Robert C. Hilton                       o  Considers nominees recommended by
  Charles E. Jones, Jr.                     shareholders in writing prior to
  Martha M. Mitchell                        the annual deadline for submission of
                                            shareholder proposals
                                         o  Reviews and recommends changes to
                                            corporate governance policies and
                                            practices
                                         o  Reviews and recommends candidates to
                                            serve on Board committees
                                         o  Reviews annual Board self-assessment

                                       14


Name of                                  Functions of                                         Number of Meetings in
Committee & Members                      the Committee                                        2005
-------------------------------------------------------------------------------------------------------------------

PUBLIC RESPONSIBILITY:                   o  Oversees the Company's corporate                     3
  Martha M. Mitchell, Chair                 citizenship policies and activities and
  Michael A. Woodhouse                      recommends to the Board policies and
  Charles E. Jones, Jr.                     initiatives that will effectively
  B.F. "Jack" Lowery                        position the Company with its various
  Andrea M. Weiss                           constituencies
                                         o  Determines how public policies affect
                                            the Company and its various constituencies

EXECUTIVE:                               o  Meets at the call of the Chairman of                 0
  Michael A. Woodhouse,                     the Board
    Chair                                o  Meets when the timing of certain actions
  Robert V. Dale                            makes it appropriate to convene the Committee
  Robert C. Hilton                          rather than the entire Board
  Charles E. Jones, Jr.                  o  May carry out all functions and
  B. F. "Jack" Lowery                       powers of the Board subject to certain
  Martha M. Mitchell                        exceptions under applicable law
                                         o  Advises senior management regarding
                                            actions contemplated by CBRL whenever it
                                            is not convenient or appropriate to
                                            convene the entire Board

EXECUTIVE COMPENSATION

--------------------------------------------------------------------------------

     The following tables discuss the compensation earned during the last three fiscal years by our Chief Executive Officer and our four most highly compensated executive officers as of the end of 2005. We will refer to these officers as our "named executive officers" throughout this document.




                                             Summary Compensation Table

                                       Annual Compensation               Long-Term Compensation
                                 ------------------------------    -------------------------------

                                                                                      Securities
                                                                      Restricted      Underlying
                                                                     Stock Awards       Options        All Other
Name and Principal Position in             Salary      Bonus              ($)           Granted       Compensation
FY 2005                           Year       ($)        ($)                            (Shares)          ($)(1)
------------------------------------------------------------------------------------------------------------------

Michael A. Woodhouse,             2005      867,235   1,797,473      4,891,250(2)       78,652          338,653
Chairman, President and           2004      800,000     959,512           --            90,347          562,128
Chief Executive Officer           2003      700,000   1,640,625           --            160,000         269,000

Lawrence E. White,                2005      390,000     404,166         498,300(3)      12,135           63,543
Senior Vice President, Finance    2004      360,000     287,854           --            25,000          100,357
and Chief Financial Officer       2003      340,000     531,250           --            30,000          128,196


Cyril J. Taylor,(4)               2005      408,333     331,165           --            17,729           67,985
President and Chief Operating     2004      288,625     191,967           --            15,000           93,617
Officer--Cracker Barrel Old       2003      248,257     274,220           --            28,714          123,187
Country Store, Inc.

G. Thomas Vogel,                  2005      299,231     363,000             --           8,764           40,183
President - Logan's Roadhouse,    2004      250,000     208,000         251,775         14,533          256,624
Inc.                              2003       --          --               --              --              --

David L. Gilbert                  2005      350,000     255,679           --            26,292           53,741
Chief Administrative              2004      335,000     251,816           --            20,000          111,518
Officer--Cracker Barrel Old       2003      310,000     399,521           --            35,000          111,931
Country Store, Inc.

-------------------------
(1) Amounts shown in this column for 2005 include awards granted under the Mid-Term Incentive Retention Plan. These awards cliff vest at the end of 2007. The following amounts were accrued for each of the named executive officers during 2005: Mr. Woodhouse, $233,333; Mr. White, $36,000; Mr. Taylor, $50,921; Mr. Vogel, $26,000 and Mr. Gilbert, $33,500. Additionally, this column includes amounts accrued for interim share ownership awards as outlined in the Ownership Incentive Plan for each named executive during 2005: Mr. Woodhouse $54,838; Mr. White $11,751; Mr. Taylor $3,917; Mr.
     Vogel $7,834 and Mr. Gilbert $7,834. Amounts shown in this column for 2005 also include premiums paid on life and disability insurance of $23,081 for Mr. Woodhouse; $6,870 for Mr. White, $5,033 for Mr. Taylor and $4,380 for Mr. Gilbert; and CBRL's contributions to its 401(k) Employee Savings Plan and any non-qualified deferred compensation plan for each named executive officer in 2005.

(2) Represents 125,000 shares of restricted stock that vest 60% on September 15, 2008, 20% on September 15, 2009 and 20% on September 15, 2010, subject to achieving performance criteria relative to Earnings Before Interest, Taxes, Depreciation, Amortization and Rent. Dividends will not be paid on any unvested shares.

(3) Represents 15,000 shares of restricted stock that cliff vest on August 2, 2009. Dividends will not be paid on any unvested shares.

(4) During 2003 and 2004, Mr. Taylor served as Senior Vice President of Operations of Cracker Barrel Old Country Store, Inc.

                        Option Grants In Last Fiscal Year

                                                                                        Potential Realizable Value
                                                                                        at Assumed Annual Rates of
                              Number of      % of Total                                  Stock Price Appreciation
                              Securities       Options                                      for Option Term(2)
                              Underlying     Granted to     Exercise or                -------------------------------
                               Options      Employees in     Base Price    Expiration
Name                           Granted       Fiscal Year    ($/Share)(1)      Date            5%            10%
----------------------------------------------------------------------------------------------------------------------

Mr. Woodhouse                   78,652         11.11%         $35.60       9/22/2014     $1,760,912     $4,462,497
Mr. White                       12,135          1.71%         $35.60       9/22/2014     $  271,686     $  688,506
Mr. Taylor                       9,729          1.37%         $35.60       9/22/2014     $  217,819     $  551,997
                                 5,000          0.71%         $39.37      11/23/2014     $  123,798     $  313,728
                                 3,000          0.42%         $42.50       2/24/2015     $  80,184      $  203,202
Mr. Vogel                        8,764          1.24%         $35.60       9/22/2014     $  196,214     $  497,245
Mr. Gilbert                     26,292          3.71%         $35.60       9/22/2014     $  588,642     $1,491,735

-----------------------------

(1) The exercise price of the options granted equals the closing market price during normal trading hours of our common stock on the day prior to the grant date. The options generally vest and become exercisable at a cumulative rate of 33-1/3% per year. All remaining options also vest upon a defined change in control of CBRL.

(2) The potential realizable values illustrate values that might be realized upon exercise immediately prior to the expiration of the option term using 5% and 10% appreciation rates from the price at the grant date (which is equal to the exercise price), as required by the SEC, compounded annually. These values do not, and are not intended to, forecast possible future appreciation, if any, of CBRL's stock price. Also, these values do not take into consideration any provisions for vesting over a period of years or termination of options following termination of employment.


                 Aggregated Option Exercises In Last Fiscal Year
                        And Fiscal Year-End Option Values



                                                        Number of Securities            Value of Unexercised
                            # Shares                   Underlying Unexercised          In-The-Money Options at
                            Acquired                     Options at FY-End                    FY-End(2)
                              Upon        Value       --------------------------------------------------------------
Name                        Exercise   Realized(1)    Exercisable  Unexercisable   Exercisable     Unexercisable
--------------------------------------------------------------------------------------------------------------------

Mr. Woodhouse                50,000     $1,045,660      517,820       192,216      $9,846,861       $1,231,506
Mr. White                    35,385     $1,007,634       59,881        38,801      $  992,794       $  232,221
Mr. Taylor                   15,853     $  299,006       40,033        36,061      $  677,613       $  184,442
Mr. Vogel                     2,788     $   14,591        3,915        16,594      $    7,752       $   46,791
Mr. Gilbert                  37,610     $  684,364       18,335        51,291      $  195,105       $  302,135


(1) Value realized is calculated based on the difference between the fair market value of the securities underlying the option and the exercise or base price of the options at exercise or fiscal year-end, respectively.

(2) The last trade of CBRL common stock, as reported by Nasdaq on July 29, 2005, was at $39.17. That price was used in calculating the value of unexercised options.

                      Equity Compensation Plan Information

     The following table summarizes share and exercise price information about our equity compensation plans as of July 29, 2005.



                                               Number of
                                           Securities to be                                   Number of Securities
                                              Issued Upon                                   Remaining Available for
                                              Exercise of          Weighted Average          Future Issuance Under
                                              Outstanding          Exercise Price of       Equity Compensation Plans
                                           Options, Warrants     Outstanding Options,        (Excluding Securities
Plan Category                                 and Rights          Warrants and Rights      Reflected in Column (A))
-----------------------------------------------------------------------------------------------------------------------
                                                  (A)                    (B)                           (C)

Equity compensation plans approved by
security holders (1)                           2,885,803                $25.93                     2,993,427

Equity compensation plans not approved
by security holders (2)                        1,674,604                $28.46                        --

Total                                          4,560,407                $26.85                     2,993,427

-----------------------
(1) These plans consist of our Amended and Restated Stock Option Plan, as amended; 1989 Stock Option Plan for Non-Employee Directors, as amended; and 2002 Omnibus Incentive Compensation Plan, as amended.

(2) This plan category consists of awards to non-officer employees under our 2000 Non-Executive Stock Option Plan.

Material features of the 2000 Non-Executive Stock Option Plan (the "Stock Option Plan")

     General. The Stock Option Plan provides for the grant of stock options to non-officer employees. As of September 23, 2005, we have outstanding stock options under the Stock Option Plan for future exercise of 1,622,473 shares of our common stock. There are no shares of CBRL common stock reserved for future issuance under the Stock Option Plan.

     Eligibility. The persons eligible to participate in the Stock Option Plan as recipients of options are employees of the Company or any of its subsidiaries who are not officers or directors of the Company. In addition, any person who is a participant in the long-term incentive program is not eligible to participate in or receive options under the Stock Option Plan.

     Option Price; Payment. The option price per share is the fair market value of the Company's common stock. From time to time the Compensation and Stock Option Committee selects, from among those who are eligible, the individuals to whom options are granted and determines the number of options to be granted. The date of the grant is determined by the date on which the option recommendation is approved or selection of an employee as a participant in any grant under the Stock Option Plan is made by the Compensation and Stock Option Committee.

     Shares purchased by exercising an option must be paid in full by delivery to the Company of consideration equal to the product of each option price and the number of shares purchased, plus applicable taxes. The consideration must be paid in cash or by check. The option price may also be paid, at the discretion of the Board, by delivery of other shares of our common stock, subject to applicable holding periods, or any other consideration the Compensation and Stock Option Committee permits.

     Term. Each option specifies the rate at which the option vests or becomes exercisable, which is in the discretion of the Compensation and Stock Option Committee. Each option expires at the end of a specified period, which shall not exceed 10 years. The option may expire earlier or even terminate if employment is terminated. The Stock Option Plan expired on July 29, 2005.


Do any named executive officers have employment agreements?

     Yes. We have an employment agreement with Mr. Woodhouse.


What are the terms of Mr. Woodhouse's employment agreement?

     Under the agreement, Mr. Woodhouse serves as the Chief Executive Officer of the Company and also is required to hold either the title of Chairman or President. Unless extended or earlier terminated, the agreement will terminate on July 31, 2008. Beginning August 1, 2008, the agreement automatically will be extended for one-year terms on each annual anniversary of the effective date of the agreement unless either Mr. Woodhouse or the Company gives at least twelve months notice of that party's intention to allow the agreement to expire at the next anniversary date. Additionally, in the event of a "change in control" (as defined below), the then existing term of the agreement is extended for two years.

     Mr. Woodhouse's employment agreement currently provides for the payment of an annual salary in the amount of $950,000, which may be increased from time to time as well as a target bonus potential of no less than 150% of Mr. Woodhouse's base salary, subject to the satisfaction of such performance and other criteria as may be established by the Company's Compensation and Stock Option Committee. The agreement provides for Mr. Woodhouse to receive a restricted stock grant of 125,000 shares, which vest 60% on September 15, 2008, 20% on September 15, 2009, and 20% on September 15, 2010, subject to achieving performance criteria established by the Committee relative to Earnings Before Interest, Taxes, Depreciation, Amortization and Rent (as defined in the agreement). The agreement also establishes bonus targets (as a percentage of base salary) for Mr. Woodhouse's participation in the Company's annual incentive and retention plans for officers, which plans are more fully described in the Compensation and Stock Option Committee Report.

     In the event CBRL terminates Mr. Woodhouse's employment without "cause" (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount due during the employment term prior to the termination, plus three times his annual salary in effect on the date of termination, as well as a lump sum cash distribution determined by a formula based on his unvested stock options which otherwise would have vested during the current term. Any unvested restricted stock granted to Mr. Woodhouse under the agreement will vest and become distributable. The agreement specifies that Mr. Woodhouse's participation in CBRL's life, medical and disability insurance programs will continue if his employment is terminated by CBRL without "cause" for up to twenty-four months or the expiration of the term of the agreement, so long as he is not employed elsewhere and covered by that employer's benefit plans. The agreement also describes rights to compensation if Mr. Woodhouse's employment is terminated or suspended due to death, disability or "cause." This agreement generally does not preclude Mr. Woodhouse from participating in any other CBRL benefit plan or arrangement.

     In the event of a "change in control" (as defined below) and Mr. Woodhouse is terminated for reasons other than "cause," the Company is required to pay Mr. Woodhouse, in addition to any amounts owed through the date of termination of employment, including a prorated portion of any then existing incentive or bonus plan applicable to Mr. Woodhouse, three times the sum of: (i) his average annual base salary for the three fiscal years prior to the termination; and (ii) the greater of: (x) his actual annual incentive bonus for the fiscal year immediately preceding the date of termination; or (y) his target bonus for the year in which the termination date falls. Also, the restricted stock grant vests and becomes distributable, subject to the achievement of performance goals through the end of the fiscal quarter prior to the date of termination. With respect to any unvested stock options that would have vested during the term of the agreement, the Company is required to pay Mr. Woodhouse an amount equal to the difference between the market value and the exercise price(s) of the shares subject to such options. Mr. Woodhouse's participation in the life, medical and disability insurance programs of the Company continues for up to thirty-six months following termination of the agreement.

     A "change in control" means any change in control reportable as required by the federal securities laws, but specifically including: (a) any person becoming a beneficial owner of 35% or more of the Company's voting securities, unless that acquisition was approved or ratified by a vote of at least 2/3 of the members of the Company's Board of Directors prior to the acquisition, (b) all or substantially all of the assets of the Company are sold or transferred, (c) shareholders approve a plan of liquidation or dissolution, or (d) a majority of the members of the Board of Directors change (unless approved by majority of those directors who were directors at the beginning of the term of the agreement).

     The agreement contains certain business protection provisions that include a requirement that Mr. Woodhouse not disclose confidential information or trade secrets of the Company and a requirement that, during the term of the agreement and for two years following its termination, Mr. Woodhouse will neither solicit employees of the Company to leave their employment nor hold any position with any entity engaged wholly or in material part in the restaurant or retail business that is similar to that in which the Company or any of its affiliates is engaged.


Who negotiated the terms of Mr. Woodhouse's employment agreement?

     The terms were negotiated by the Compensation and Stock Option Committee and Mr. Woodhouse, each of whom were represented by separate independent legal counsel.


Does CBRL have any other agreements with its named executive officers?

     Yes. On September 30, 1999, our Board of Directors approved a plan responding to change in control issues. The plan is based on recommendations from an independent, outside compensation consultant and is designed to encourage retention of key employees. Some of our senior officers, including some of the named executive officers, and other key personnel have been provided agreements stating that upon a "change in control," they will receive specified salary payments and other benefits.


What are the material terms of the change in control agreements?

     The change in control agreements provide that the named executive officers, other than Mr. Woodhouse, will receive specified benefits if after a "change in control" there is: (1) a material change in duties or responsibilities resulting in the assignment of duties and responsibilities inferior to the duties and responsibilities in effect at the time of change in control, (2) a reduction in salary or a material change in benefits (excluding discretionary bonuses), or
(3) a change in the location of work assignments from the location at the time of change in control to any other location that is further than 50 miles away from the location at the time of change in control. The salary payments will equal 2.00 or 2.99 times the average salary and bonus for the 3 years prior to a change in control (including, when required, a gross-up payment to cover excise taxes), and benefits will include continuation of and payments for health benefits for a 2-year period. The agreements define "change in control" to include certain circumstances in which a person becomes the beneficial owner of securities representing 20% or more of the combined voting power of our voting stock, a majority of our Board changes within a 2-year period, or we merge, consolidate or reorganize.


Has the Board adopted a code of ethics for senior financial officers?

     The Board of Directors has adopted a code of ethics for its senior financial officers, as defined by SEC regulations, that applies to CBRL's chief executive officer, chief financial officer, and chief accounting officer. This code of ethics is posted on CBRL's Internet website at cbrlgroup.com. Any amendments to, or a waiver from, a provision of this code of ethics will be posted on CBRL's Internet website.


Compensation Committee Interlocks and Insider Participation

     No member of the Compensation and Stock Option Committee has been an officer or employee of CBRL or any of our subsidiaries at any time, except Jimmie D. White, who retired in 1995, and no relationships exist requiring disclosure under applicable regulations of the SEC. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on our Board or on our Compensation and Stock Option Committee.


Section 16(a) Beneficial Ownership Reporting Compliance

     The United States securities laws require our executive officers, directors, and 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and with us. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2005 and written representations by our directors, executive officers and 10% shareholders, each of such persons filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2005, except as follows: Mr. Lowery inadvertently failed to timely report an open market sale of CBRL common stock that occurred on December 2, 2004. The required report was filed on December 9, 2004, three days late. Mr. Woodhouse, on September 24, 2004, filed a Form 4 that reported a grant of options to acquire 75,652 shares of CBRL common stock. The grant actually was for 78,652 shares of CBRL common stock and an amended Form 4 correcting the information was filed on December 2, 2004. N.B. Forrest Shoaf joined the Company on April 11, 2005 and, at that time, was granted options to acquire 7,000 shares of CBRL common stock and 7,000 shares of restricted stock. These grants were reported on Mr. Shoaf's initial Form 3 (which was timely filed) instead of on a Form 4 that arguably was due two days after Mr. Shoaf joined the Company.

COMPENSATION AND STOCK OPTION
COMMITTEE REPORT

--------------------------------------------------------------------------------

What is the Compensation and Stock Option Committee and what does it do?

     The Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee") is composed solely of directors who are independent under Nasdaq's listing standards and our Corporate Governance Guidelines. The Compensation Committee establishes the salaries and other compensation of the Chairman and CEO, the other executive officers named in the Summary Compensation Table, and other selected senior executives of the Company. The Compensation Committee also is charged with the responsibility to review and approve the Company's executive compensation and benefits plans and policies, and the administration of all executive compensation programs, incentive compensation plans and equity-based plans currently in place at the Company. As it deems necessary, the Compensation Committee engages independent compensation consultants and counsel to advise the Compensation Committee on all matters related to CEO and other executive compensation. In 2005, an independent consultant was engaged for the purpose of conducting a competitive review of executive compensation, including long-term incentive compensation levels.

     The Compensation Committee's Charter reflects these various responsibilities, and the Compensation Committee and the Board periodically review and revise the Charter, which is posted on our Internet website at cbrlgroup.com. There were six meetings of the Compensation Committee in 2005, all of which involved executive sessions with no Company employees present.


What is the philosophy and objective of executive compensation?

     The compensation program for executive officers is designed to:

        -Emphasize performance-based compensation
        -Encourage strong financial performance by establishing aggressive goals and highly  leveraged incentive programs
        -Encourage executive stock ownership and alignment with shareholder interests by providing a significant portion of compensation in CBRL common stock.

     The Compensation Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. To that end, it is the view of the Compensation Committee that the total compensation program for executive officers should consist primarily of the following:

        -Base Salaries
        -Annual incentive awards
        -Long-term incentive compensation (e.g., stock options and restricted stock grants)

     Base salaries are targeted to be competitive at the 60th percentile and total compensation generally is targeted to be competitive at the 75th percentile of the market for positions of similar responsibilities as determined by our independent outside compensation consultant. We consider it necessary and appropriate to position compensation packages at these levels to attract, retain and motivate executives and other key management personnel with the essential qualifications for managing our operations and growth.


Can you more fully describe the elements of executive compensation?

     Base Salary. The 2005 salaries of the named executive officers are shown in the "Salary" column of the Summary Compensation Table. Salaries for executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on subjective evaluation of such factors as the individual's level of responsibility, performance and level of pay compared to Company peer group pay levels. Merit increases normally take effect on August 1st of each year. In setting the base salary for each executive officer, the Compensation Committee generally reviews the then-current salary for each of the officers in relation to average salaries within the industry for comparable areas of responsibility as presented in a report prepared for the Compensation Committee by its independent executive compensation consultant. The Compensation Committee also considers the contribution made by each executive officer during the prior fiscal year, as reported by the Chief Executive Officer, and the salary recommendations made by the Chief Executive Officer, based on information prepared by management, for the executive officers other than the Chief Executive Officer. Except for recommendations from management, the Compensation Committee employs procedures similar to those used for each of the other executive officers to determine the salary for the Chief Executive Officer.

     Annual Incentive Awards. This Compensation Committee continues the policy that the financial performance of CBRL should be a significant factor in rewarding our executive officers. In July of each year, this committee reviews the expected financial performance of CBRL for the concluding fiscal year and considers the internal budget established for the next fiscal year in setting certain financial goals and specific objective criteria for annual incentive awards for executives.

     Annual incentive awards are determined as a percentage of each executive officer's base salary. The Compensation Committee determines the performance measures and other terms and conditions of awards for executive officers covered under the Omnibus Plan. For 2005, the bonus targets for executive officers ranged from 100% to 200% of base salary depending on the officer's position (200% for Mr. Woodhouse, 120% for Mr. Taylor, 100% for Mr. White, 100% for Mr. Vogel and 100% for Mr. Gilbert).

     The 2005 annual incentive awards for the named executive officers are shown in the "Bonus" column of the Summary Compensation Table.

     Long-Term Incentives. Our long-term incentive program in effect in 2005 for executive officers was designed to recognize market effects on senior management compensation, to foster a long-term commitment to us and our subsidiaries, to encourage future performance that contributes to stock price appreciation, to align shareholder and executive long-term interest, and to provide a comprehensive method of compensating executive officers while balancing our costs. Our officers' long-term incentive is comprised of two parts: a stock option and separate "Mid-Term Incentive Retention Plan Award" ("MTIRP Award"). MTIRP Awards consist of, at the election of the executive, either 50% restricted stock and 50% cash, or 100% restricted stock. In either case, the 2005 MTIRP Award vests at the end of 2007.

         Stock Options.
         --------------

     In contrast to salary and bonus awards, which generally are for past effort and performance, annual stock options are intended to engender loyalty and commitment to CBRL and to encourage future performance that contributes to stock price appreciation. They generally are granted at an exercise price that is equal to the closing market price of CBRL common stock when the option is granted and, therefore, have no realizable value to the option holder until the stock trading price increases. The number of shares subject to the stock option under the long-term incentive program is determined first by determining a value that is equal to a participant's target percentage times the participant's applicable base salary (beginning in 2006) times a performance factor based on degree of achievement of the Company's or subsidiaries', as applicable, 2005 performance relative to the Company's or subsidiaries', as applicable, 2005 annual plans. For 2005, the targets for executive officers ranged from 60% to 175% of base salary depending on the officer's position (175% for Mr. Woodhouse, 87.5% for Mr. Taylor, 60% for Mr. White, 60% for Mr. Vogel and 60% for Mr. Gilbert). This value is divided by a generally accepted option valuation methodology to determine the number of stock options awarded. These options are awarded after the 2005 Company performance is reviewed and certified by the Compensation Committee.

         MTIRP Awards.
         -------------

     MTIRP Awards, issued under the 2005 Mid-Term Incentive Retention Plan, were comprised of restricted stock or restricted stock and cash and were awarded for achievement of certain pre-established goals consisting of revenue growth and return on average adjusted invested capital (as defined in the plan) during 2005 for the Company or its subsidiaries, as applicable. MTIRP Awards, while earned based on 2005 actual results, cliff vest at the end of 2007. Dividends on these shares of restricted stock accrue until vesting.

     The MTIRP award is equal to a percentage of a participant's 2004 ending base salary. The percentage varies depending on whether the target or maximum performance goal is satisfied. The minimum MTIRP Award is equal to 50% of a participant's target percentage times a participant's 2004 ending base salary. In 2005, only the minimum MTIRP Award was earned.

     The 2005 long term annual incentive awards for the named executive officers are included in the "Securities Underlying Options Granted" and "All Other Compensation" columns of the Summary Compensation Table.

Does the Company provide any other compensation to named executive officers?

     Yes. From time to time the Compensation Committee has deemed it appropriate to award restricted shares or additional options to individuals for hiring inducement, performance or retention purposes. Such awards for named executive officers are included in the "Restricted Stock Awards" and "Securities Underlying Options Granted" columns of the Summary Compensation Table.


How is Mr. Woodhouse's compensation determined?

     The compensation of Mr. Woodhouse, our Chairman and CEO, generally is determined by the same method used with respect to our other executive officers. In mid 2005, however, the Compensation Committee determined that it wanted both to reward as well as to obligate Mr. Woodhouse with a new employment agreement, the terms of which are described in the "Executive Compensation" section of this Proxy Statement. The Compensation Committee considered the advice of its independent compensation consultant in proposing the terms of Mr. Woodhouse's agreement as well as reviewing the terms of the agreements of other similarly situated executives. The employment agreement was negotiated by the Compensation Committee with the assistance of independent outside counsel.


How are the limitations on deductibility of compensation handled?

     Section 162(m) of the Internal Revenue Code (the "Code") limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee, unless certain requirements are met. The Compensation Committee's policy with respect to the tax deductibility of executive compensation under Section 162(m) of the Code is to qualify such compensation for deductibility whenever practicable. The Omnibus Plan was approved by the Company's shareholders pursuant to the requirements of Section 162(m) of the Code so that the awards earned under that plan will qualify for tax deduction by the Company when paid. The annual incentive awards and the long-term incentive program described above are established under the Omnibus Plan so that amounts paid or distributed thereunder generally are deductible. If, however, the Compensation Committee determines that the shareholders' interests are best served by the implementation of compensation policies that are not deductible because of Section 162(m) limitations, CBRL policies do not restrict this committee from exercising discretion in approving compensation packages even though that flexibility may result in certain non-deductible compensation expenses. Jimmie D. White abstains from participating in the discussion of or voting on matters affected by Section 162(m).


Does the Company have a Stock Ownership Program for executives?

     Yes. The Compensation Committee believes that nothing aligns the interests of executives with those of shareholders more than those executives owning substantial amounts of the Company's stock. The Company maintains stock ownership guidelines for its executive officers and other executives ("Ownership Guidelines"). The Ownership Guidelines (posted on the Company's website at cbrlgroup.com) set forth certain share ownership requirements that the Company's executives are expected to attain over a five-year period.

     The Compensation Committee, pursuant to the Omnibus Plan, established a plan (the "Ownership Incentive Plan") to give incentives to executives to achieve specified progress toward the stock ownership levels under the Ownership Guidelines. Under the Ownership Incentive Plan, an executive will be awarded common stock in the amount of the greater of 100 shares or two percent (2%) of the number of shares specified in the Ownership Guidelines for such executive if the executive achieves certain specified progress each year during the five-year period toward the Ownership Guidelines. In future years, failure to achieve specified ongoing progress toward share ownership requirements would result in reduced stock option grants under the long-term incentive program. During 2005, the Compensation Committee determined that each of the named executive officers had achieved the specified progress and, accordingly, were awarded shares under the Ownership Incentive Plan that are shown in the "All Other Compensation" column of the Summary Compensation Table.


Do you anticipate any major changes in 2006 in the way compensation is established?

     No. Although we receive regular advice from our independent consultants and counsel regarding trends in executive compensation, we expect the structure of the compensation for the Company's executives in 2006 to be substantially similar to that in 2005.


Who has furnished this report?

     This report on executive compensation has been furnished by the members of the Compensation and Stock Option Committee:

        -Robert V. Dale, Chair
        -James D. Carreker
        -Andrea M. Weiss
        -Jimmie D. White

AUDIT COMMITTEE REPORT

--------------------------------------------------------------------------------


What is the Audit Committee and what does it do?

     The Audit Committee of the Board is responsible for providing independent, objective oversight and review of CBRL's accounting functions and internal controls. The committee recommends to the Board that our audited financial statements be included in our annual report.


Are the members of the committee "independent"?

     This committee is comprised of four directors who are independent as determined in accordance with Nasdaq's listing standards and our Corporate Governance Guidelines.


Is a member of the committee an "audit committee financial expert"?

     The Board has determined that each of the members of the audit committee satisfy the attributes of an audit committee financial expert, as defined by SEC regulations.


Has the committee adopted a Charter?

     On May 25, 2000, the Board of Directors adopted an Audit Committee Charter to govern this committee, and, on September 25, 2003, the Board of Directors approved amendments to that Charter to update it with respect to currently applicable laws and rules. A copy of that amended Charter is posted on CBRL's Internet website at cbrlgroup.com.


What steps did the committee take in recommending that our audited financial statements be included in our annual report?

     In connection with recommending that our audited financial statements be included in our annual report, this committee took the following steps:

     o Discussed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit. These communications and discussions are intended to assist this committee in overseeing the financial reporting and disclosure process.

     o Discussed with our independent registered public accounting firm its independence and received written disclosures from our independent registered public accounting firm regarding independence as required under applicable independence standards for independent registered public accounting firms of public companies. In addition, this committee considered the compatibility of certain non-audit services with the independent registered public accounting firm's independence. This discussion and disclosure informed this committee of the independent registered public accounting firm's independence, and assisted this committee in evaluating that independence.

      o Reviewed and discussed, with our management and independent registered public accounting firm, our audited consolidated balance  sheets  as of July 29,  2005  and  July 30,  2004 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended July 29, 2005, including associated footnotes and Management's Discussion and Analysis of Financial Condition and Results of Operations.

       o Reviewed and pre-approved all permissible non-audit services currently planned for 2006 by our independent registered public accounting firm.

       o Reviewed and discussed CEO and CFO Certifications concerning the Company's Form 10-K.

     Based on the discussions with our independent registered public accounting firm concerning the audit, the independence discussions, the financial statement quarterly review, and additional matters deemed relevant and appropriate by this committee, including internal audit activities, this committee authorized these audited financial statements to be included in our Annual Report on Form 10-K.


What is the Audit Committee's pre-approval policy and procedure with respect to audit and non-audit services provided by our auditors?

     In order to ensure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining independence as defined by applicable laws and regulations, the Audit Committee requires that all services provided and fees charged by the independent registered public accounting firm be pre-approved by the Audit Committee. The authority to grant any pre-approval sought by the Audit Committee during the time period between regularly scheduled Audit Committee meetings is delegated to the Chair of the Audit Committee. All of the services described below under the caption "Fees Paid to Auditors" that required pre-approval were pre-approved by the Audit Committee.


Who has furnished this report?

         This report has been furnished by the members of the Audit Committee:

        -Robert C. Hilton, Chair
        -James D. Carreker
        -Robert V. Dale
        -Jimmie D. White

CERTAIN TRANSACTIONS

--------------------------------------------------------------------------------

     Except as disclosed under "Executive Compensation," and except as set forth below, our executive officers, directors and director nominees did not have significant business relationships with us which would require disclosure under applicable SEC regulations and no other transactions requiring such disclosure are anticipated during 2006.

     Through a subsidiary, we lease a restaurant property in Macon, Georgia from a limited partnership controlled by B. F. "Jack" Lowery, one of our directors. The annual rent is the greater of (i) 12% of the total initial cost of the land, buildings and improvements, or (ii) 5% of the total restaurant sales plus 3% of the gift shop sales. The lease, which was originally entered into in 1981, expires on June 1, 2011 with one 10-year option remaining. During 2005, our subsidiary paid $193,051 in rent to the limited partnership.

     We and our subsidiaries also use the services of Fleishman-Hillard, Inc., an international public relations firm, in connection with our product and service marketing efforts, as well as with general CBRL public relations activities. Martha M. Mitchell, a director, was a Senior Partner in that firm until her retirement on July 29, 2005. During 2005, we, or our subsidiaries, paid Fleishman-Hillard $94,849 for consulting services, including corporate media consulting and response and concept marketing, plus reimbursement of direct expenses.

     We negotiated each of these transactions on an arms-length basis, and each of these transactions have been reviewed and approved by the Audit Committee. We believe that these transactions are fair and reasonable and that their terms are no less favorable than could be obtained from unaffiliated persons.

SHAREHOLDER RETURN
PERFORMANCE GRAPH

--------------------------------------------------------------------------------

     This graph compares the cumulative percentage change in the return on the shares of our common stock (assuming reinvestment of dividends) each year for the last five years with the Standard & Poor's 400 MidCap Index and a Total Return Index comprised of all companies listed with Nasdaq with the same two-digit SIC (Standard Industrial Classification) code (58-Eating and Drinking Places) as CBRL. The data set forth in the chart below has been provided by Nasdaq.





                     [See accompanying PDF file for graph.]







                          2000     2001     2002     2003     2004     2005
--------------------------------------------------------------------------------
CBRL                      100      160      220      293      277      326
NASDAQ (SIC Code 58)      100      143      158      189      220      248
S&P 400 Midcap            100      106       87      102      120      149

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

--------------------------------------------------------------------------------

Security Ownership of Certain Beneficial Owners

     The following table shows information for those who, as of September 23, 2005, were known by us to beneficially own more than 5% of our common stock. Percentage computations are based on 46,671,158 shares of our common stock outstanding as of September 23, 2005.


                                             Amount and Nature of
Name and Address of Beneficial Owner          Beneficial Ownership         Percent of Class
----------------------------------------------------------------------------------------------------
Barclays Global Investors, NA                     5,198,729(1)                   11.1%
45 Fremont Street
San Francisco, CA 94105

Wellington Management Company, LLP                3,592,090(2)                    7.7%
75 State Street
Boston, MA 012109

--------------------------

(1) Based solely on the Schedule 13G/A filed for the period ending March 31, 2005 by Barclays Global Investors, NA and what appear to be a number of its affiliates. Item 4 of the Schedule 13G/A reports total beneficial ownership of 5,198,729 shares, with sole voting power over 4,468,615 shares and sole investment power over 5,198,729 shares. Item 6 of the Schedule 13G/A reports that the shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(2) Based solely on the Schedule 13G filed for the period ending December 31, 2004 by Wellington Management Company, LLP. Item 4 of the Schedule 13G reports total beneficial ownership of 3,592,090 shares, with shared voting power over 2,760,590 shares and shared investment power over 3,592,090 shares. Item 6 of the Schedule 13G reports that the shares are owned of record by clients of Wellington Management Company, LLP as investment adviser. These clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.

Security Ownership of Management

     The following table shows how much of our common stock is owned, as of September 23, 2005, by all directors and named executive officers, and by all current directors and executive officers as a group. Unless otherwise noted, these persons may be contacted at our executive offices, and they have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner      Shares Beneficially Owned (1)     Percent of Class
--------------------------------------------------------------------------------


Michael A. Woodhouse                            715,971             1.5%
Lawrence E. White                                93,847               *
Cyril J. Taylor                                  57,615               *
G. Thomas Vogel                                  10,952               *
David L. Gilbert                                 50,131               *
James D. Carreker                                 5,556               *
Robert V. Dale                                   74,416               *
Richard J. Dobkin                                     0               *
Robert C. Hilton                                105,999               *
Charles E. Jones, Jr.                            82,449               *
B. F. "Jack" Lowery                             143,949               *
Martha M. Mitchell                               45,586               *
Erik Vonk                                             0               *
Andrea M. Weiss                                   1,667               *
Jimmie D. White                                  17,403               *
All executive officers and
 directors as a group (18 persons)            1,431,375             3.0%
--------------------------
*Less than one percent.

(1) Includes the following number of restricted shares and shares subject to options exercisable by the named holders within 60 days:

Michael A. Woodhouse          627,486   Robert C. Hilton                  97,046
Lawrence E. White              82,258   Charles E. Jones, Jr.             71,734
Cyril J. Taylor                56,608   B. F. "Jack" Lowery              127,670
G. Thomas Vogel                10,752   Martha M. Mitchell                44,422
David L. Gilbert               45,431   Erik Vonk                              0
James D. Carreker               3,889   Andrea M. Weiss                    1,667
Robert V. Dale                 71,734   Jimmie D. White                    5,000
Richard J. Dobkin                  0
                                        All executive officers and directors
                                        as a group (18 persons)        1,270,396

The shares described in this note are considered outstanding for the purpose of computing the percentage of outstanding CBRL common stock owned by each named individual and by the group. They are not considered outstanding for the purpose of computing the percentage ownership of any other person.

PROPOSAL 2:
APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

--------------------------------------------------------------------------------


Who has the Audit Committee retained as our independent registered public accounting firm?

     The Audit Committee has retained Deloitte & Touche LLP as our independent registered public accounting firm for 2006.


How long has Deloitte & Touche LLP served as our independent registered public accounting firm?

     Deloitte & Touche LLP has served as our independent registered public accounting firm since 1972.


Will representatives of Deloitte & Touche LLP attend the Annual Meeting?

     Representatives of Deloitte & Touche LLP have been requested to attend the Annual Meeting. These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.


What happens if shareholders fail to approve the appointment of Deloitte & Touche LLP as our independent registered public accounting firm?

     If shareholders fail to approve the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment but in its discretion may still direct the appointment of Deloitte & Touche LLP. Also, if the appointment of Deloitte & Touche LLP is approved, the Audit Committee in its discretion may still direct the appointment of a different independent registered public accounting firm at any time and without shareholder approval if the Audit Committee believes that such a change would be in our best interest and the best interest of our shareholders.


What does the Board of Directors recommend?

     Our Board recommends that you vote FOR the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2006 fiscal year.

FEES PAID TO AUDITORS

--------------------------------------------------------------------------------


What fees have been paid to the independent registered public accounting firm during the last two years?

     The following table sets forth certain fees billed to CBRL by Deloitte & Touche LLP in connection with various services provided to us throughout fiscal year 2004 and fiscal year 2005.

                        Aggregate Fees Aggregate Fees
Service                    Billed for FY 2005 ($)         Billed for FY 2004 ($)
-------                    ----------------------         ----------------------

Audit Fees(1)                 $    1,156,169                 $      499,641
Audit-Related Fees(2)                 31,051                        319,450
Tax Fees(3)                        1,014,265                        870,141
All Other Fees(4)                      3,000                              0
                             ---------------               ----------------
Total Fees                    $    2,204,485                 $    1,689,232
                             ===============               ================


(1) Represents aggregate fees for professional services rendered for: the audit of our consolidated financial statements contained in our Annual Reports on Form 10-K for 2005 ($370,012) and 2004 ($350,731); reviews of our consolidated financial statements contained in our Quarterly Reports on Form 10-Q for the first three quarters of 2005 ($75,575) and 2004 ($60,684); attestation report on management's assessment of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, Section 404 for 2005 ($593,782); review of our internal control documentation for our assessment of internal control as required by the Sarbanes-Oxley Act of 2002, Section 404 during 2005 ($41,013) and 2004 ($63,926); the issuance of consents during 2005 ($4,500) and 2004 ($8,000);
     and review of documents filed with the SEC during 2005 ($71,287) and 2004 ($16,300).

(2) Represents aggregate fees for professional services rendered for: the audit of the Company's retirement savings plan for 2005 ($18,033) and 2004 ($17,461); permitted Sarbanes-Oxley Act of 2002, Section 404 advisory services during 2005 ($9,839) and 2004 ($301,989); and permitted financial accounting and reporting consultations during the fiscal year ended 2005 ($ 3,179).

(3) Represents aggregate fees for tax services rendered for tax authority examination support, consulting and compliance for 2005 ($146,531, $427,300, and $440,434, respectively) and 2004 ($57,875, $173,362 and
     $638,904, respectively).

(4) Represents aggregate expenses for licenses to access financial accounting technical database.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

--------------------------------------------------------------------------------

     To be considered for inclusion in our proxy materials relating to the 2006 Annual Meeting of Shareholders, proposals must be submitted by eligible shareholders who have complied with the relevant regulations of the SEC and must be received no later than June 23, 2006. In addition, if we are not notified of a shareholder proposal by September 6, 2006, then the proxies held by our management may provide the discretion to vote against such shareholder proposal, even though the proposal is not discussed in our proxy materials sent in connection with the 2006 Annual Meeting of Shareholders. Shareholder proposals should be mailed to Corporate Secretary, CBRL Group, Inc., P. O. Box 787, Lebanon, Tennessee 37088-0787.



SHAREHOLDER COMMUNICATIONS

--------------------------------------------------------------------------------

     Our Board provides a process for shareholders to send communications to the Board. All correspondence addressed to the Board of Directors or to one or more members of the Board of Directors should be sent to: CBRL Group, Inc., c/o Corporate Secretary, P. O. Box 787, Lebanon, TN, 37088-0787, or e-mail at forrest.shoaf@cbrlgroup.com, or via fax at (615) 443-9818, or website communication on the Investor Relations section of our website located at cbrlgroup.com.

     All correspondence received by the Corporate Secretary will be promptly acknowledged and reviewed by the Corporate Secretary, who will determine whether the correspondence should be forwarded immediately to the Board of Directors or any member of the Board of Directors or whether the correspondence should be presented to the Board of Directors at its next regular meeting. The Corporate Secretary will consult with the chair of the Nominating and Corporate Governance Committee if there is a question concerning the need for immediate review by the Board of Directors or by any member of the Board of Directors.



ANNUAL REPORT AND FINANCIAL INFORMATION

--------------------------------------------------------------------------------

     A copy of our Annual Report to Shareholders for fiscal year 2005 is being mailed to each shareholder with this Proxy Statement. A copy of our Annual Report on Form 10-K, and a list of all its exhibits, will be supplied without charge to any shareholder upon written request sent to our principal executive offices: CBRL Group, Inc., Attention: Investor Relations, P. O. Box 787,
Lebanon, Tennessee 37088-0787. Exhibits to the Form 10-K are available for a reasonable fee. You may also view our Annual Report on Form 10-K and its exhibits on-line at the SEC website at sec.gov, or via our website at cbrlgroup.com.

OTHER BUSINESS

--------------------------------------------------------------------------------

     Our management is not aware of any other matters to be brought before the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to those matters in accordance with their best judgment.

                                                              Appendix A
                                                              Form of Proxy Card

                                CBRL GROUP, INC.

       Proxy Solicited by and on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, November 22, 2005.


     The undersigned hereby appoints Michael A. Woodhouse and N.B. Forrest Shoaf, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of CBRL Group, Inc. to be held at the Company's offices located at 305 Hartmann Drive, Lebanon, Tennessee, on Tuesday, November 22, 2005, at 10:00 a.m., Central Time, and at any adjournments of that meeting.

The Board of Directors recommends a vote "FOR" each of the proposals.

1. TO ELECT DIRECTORS:

  [    ] FOR ALL of the following nominees:  James D. Carreker,  Robert V. Dale,
         Richard J. Dobkin, Robert C. Hilton, Charles E. Jones, Jr., B.F. "Jack" Lowery, Martha M. Mitchell, Erik Vonk, Andrea M. Weiss, Jimmie D. White and Michael A. Woodhouse.

  [    ] FOR ALL  nominees  EXCEPT*  [withhold  authority  to  vote  for the following  nominee(s)]:
         *Please print name(s) of nominees for whom you wish to withhold authority to vote:


         -----------------------------------------------------------------------

  [    ] WITHHOLD AUTHORITY to vote for all nominees.

2. TO APPROVE THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2006.

         [     ]  FOR     [     ]  AGAINST     [     ]  ABSTAIN

3. IN THEIR DISCRETION, TO TRANSACT ALL OTHER BUSINESS, INCLUDING A VOTE TO ADJOURN THE MEETING, THAT IS PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT OF THE MEETING.

                       [Please sign and date this Proxy.]

Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR all nominees in the election of directors and FOR approval of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

                                        Date ------------------------------,2005


                                        PLEASE SIGN HERE AND RETURN PROMPTLY

                                        ----------------------------------------


                                        ----------------------------------------


                                        Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should show their full titles.



--------------------------------------------------------------------------------
If you have changed your address, please PRINT your new address on this line.